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                                                                     Exhibit 5.1



                                 April 12, 1999



GK Intelligent Systems, Inc.
Marathon Oil Tower
5555 San Felipe, Suite 625
Houston, Texas 77056


     Re:  GK Intelligent Systems, Inc.
          Registration Statement on Form S-8

Gentlemen:

     We have represented GK Intelligent Systems, Inc., a Delaware corporation ("Company"), in connection with the preparation of a registration statement filed with the Securities and Exchange Commission on Form S-8 ("Registration Statement") relating to the proposed issuance of up to 60,250 shares ("Shares") of the Company's common stock, par value $.001 per share ("Common Stock") upon the exercise of warrants issued pursuant to the terms of the Warrant Agreement ("Plan") attached as an exhibit to the Registration Statement. In this connection, we have examined originals or copies identified to our satisfaction of such documents, corporate and other records, certificates, and other papers as we deemed necessary to examine for purposes of this opinion, including but not limited to the Plan, the Certificate of Incorporation of the Company, the Bylaws of the Company, and resolutions of the Board of Directors of the Company.

     We are of the opinion that the Shares will be, when issued pursuant to the Plan, legally issued, fully paid and nonassessable.

     We hereby consent to the filing of this Opinion as an Exhibit to the Registration Statement.

                            Very truly yours,

                            BREWER & PRITCHARD, P.C.

                            [SIGNATURE OF BREWER & PRITCHARD, P.C. APPEARS HERE]